Filed Pursuant to Rule 433
                                                         File No.: 333-130755-12

June 19, 2008

UPDATE to the Structural and Collateral Information Free Writing Prospectus dated June 2008 (the "Term Sheet FWP") and the Free Writing Prospectus dated June 16, 2008 (the "June 16 FWP")

Banc of America Commercial Mortgage Inc., Commercial Mortgage Pass-Through Certificates, Series 2008-1 - $1.095B** NEW ISSUE CMBS - Structural, Collateral and Other Updates

Structural Update

1. Class Sizes. The Class sizes will be as follows:

            Class A-1    $   21,000,000
            Class A-2    $   28,000,000
            Class A-3    $   75,000,000
            Class A-SB   $   34,000,000
            Class A-4    $  505,550,000
            Class A-1A   $  225,233,000
            Class A-M    $  126,969,000
            Class A-J    $   79,355,000
            Class XW     $1,269,690,801
            Class B      $   14,284,000
            Class C      $   14,284,000
            Class D      $   11,109,000
            Class E      $   11,109,000
            Class F      $   11,109,000
            Class G      $   12,696,000
            Class H      $   14,284,000
            Class J      $   14,284,000
            Class K      $   14,284,000
            Class L      $   11,109,000
            Class M      $    4,761,000
            Class N      $    6,348,000
            Class O      $    3,174,000
            Class P      $    4,761,000
            Class Q      $    3,174,000
            Class S      $   23,813,801

2. Class A-SB Schedule. APPENDIX A to this Update contains the revised Class A-SB Planned Principal Balance Table (replacing ANNEX D to the June 16 FWP).

Collateral Update

1. Summary Pool Information. APPENDIX B to this Update contains certain updated information concerning the Mortgage Pool.

2. IBP Pari Passu Mortgage Loan Update. With respect to the IBP Pari Passu Mortgage Loan (Loan No. 3291622, which represented 5.8% of the Initial Pool Balance and 7.0% of the Group 1 Balance in the June 16 FWP), the equity ownership is currently held by eight tenants-in-common and, upon full syndication of such ownership, will be held by up to 35 tenants-in-common.

3. Loan Removals.

      (A) Loan No. 3291259, with a Cut-off Date Balance of $11,400,000 (which represented 0.9% of the Initial Pool Balance and 1.1% of the Group 1 Balance in the June 16 FWP), which Mortgage Loan is secured by the Mortgaged Property identified on ANNEX A to the June 16 FWP as "Ganesh Business Park", has been removed from the Mortgage Pool.

      (B) Loan No. 3292158, with a Cut-off Date Balance of $9,250,000 (which represented 0.7% of the Initial Pool Balance and 0.9% of the Group 1 Balance in the June 16 FWP), which Mortgage Loan is secured by the Mortgaged Property identified on ANNEX A to the June 16 FWP as "Mount Pleasant Marketplace", has been removed from the Mortgage Pool.

Other Updates

1. In addition to the restricted discussion in the prospectus supplement under "SERVICING OF THE MORTGAGE LOANS-Modifications, Waivers, Amendments and Consents", amendments to the Pooling and Servicing Agreement will be restricted to the extent that they would adversely affect the status of the Trust as a qualified special purpose entity under the Financial Accounting Standards Board's Statement No. 140 or require the consolidation of the Trust with Bank of America under United States GAAP.

2. The definition of "Workout Fee" on page S-114 to the June 16 FWP is replaced by the following:

      The "Workout Fee":

      o will equal 1.00% (the "Workout Fee Rate") of each payment of interest (other than Default Interest or Excess Interest), principal and yield maintenance or prepayment premium received on all Corrected Mortgage Loans; and

      o will be payable from, all collections and proceeds received in respect of principal and interest of each Mortgage Loan for so long as it remains a Corrected Mortgage Loan.

The asset-backed securities referred to in these materials, and the asset pools backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis. You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

Because the asset-backed securities are being offered on a "when, as and if issued" basis, any such contract will terminate, by its terms, without any further obligation or liability between us, if the securities themselves, or the particular class to which the contract relates, are not issued. Because the asset-backed securities are subject to modification or revision, any such contract also is conditioned upon the understanding that no material change will occur with respect to the relevant class of securities prior to the closing date. If a material change does occur with respect to such class, our contract will terminate, by its terms, without any further obligation or liability between us (the "Automatic Termination"). If an Automatic Termination occurs, we will provide you with revised offering materials reflecting the material change and give you an opportunity to purchase such class. To indicate your interest in purchasing the class, you must communicate to us your desire to do so within such timeframe as may be designated in connection with your receipt of the revised offering materials.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Banc of America Securities LLC and the other underwriters make no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Information in these materials is current as of the date appearing on the material only. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and subject to change. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and the other underwriters and their respective affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IRS CIRCULAR 230 NOTICE: THIS MATERIAL IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS MATERIAL IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

APPENDIX A

                      Class A-SB Planned Principal Balance

Period    Date     Ending Balance(1)
------   -------   -----------------
     1   07/2008   $   34,000,000.00
     2   08/2008   $   34,000,000.00
     3   09/2008   $   34,000,000.00
     4   10/2008   $   34,000,000.00
     5   11/2008   $   34,000,000.00
     6   12/2008   $   34,000,000.00
     7   01/2009   $   34,000,000.00
     8   02/2009   $   34,000,000.00
     9   03/2009   $   34,000,000.00
    10   04/2009   $   34,000,000.00
    11   05/2009   $   34,000,000.00
    12   06/2009   $   34,000,000.00
    13   07/2009   $   34,000,000.00
    14   08/2009   $   34,000,000.00
    15   09/2009   $   34,000,000.00
    16   10/2009   $   34,000,000.00
    17   11/2009   $   34,000,000.00
    18   12/2009   $   34,000,000.00
    19   01/2010   $   34,000,000.00
    20   02/2010   $   34,000,000.00
    21   03/2010   $   34,000,000.00
    22   04/2010   $   34,000,000.00
    23   05/2010   $   34,000,000.00
    24   06/2010   $   34,000,000.00
    25   07/2010   $   34,000,000.00
    26   08/2010   $   34,000,000.00
    27   09/2010   $   34,000,000.00
    28   10/2010   $   34,000,000.00
    29   11/2010   $   34,000,000.00
    30   12/2010   $   34,000,000.00
    31   01/2011   $   34,000,000.00
    32   02/2011   $   34,000,000.00
    33   03/2011   $   34,000,000.00
    34   04/2011   $   34,000,000.00
    35   05/2011   $   34,000,000.00
    36   06/2011   $   34,000,000.00
    37   07/2011   $   34,000,000.00
    38   08/2011   $   34,000,000.00
    39   09/2011   $   34,000,000.00
    40   10/2011   $   34,000,000.00
    41   11/2011   $   34,000,000.00
    42   12/2011   $   34,000,000.00
    43   01/2012   $   34,000,000.00
    44   02/2012   $   34,000,000.00
    45   03/2012   $   34,000,000.00
    46   04/2012   $   34,000,000.00
    47   05/2012   $   34,000,000.00
    48   06/2012   $   34,000,000.00
    49   07/2012   $   34,000,000.00
    50   08/2012   $   34,000,000.00
    51   09/2012   $   34,000,000.00
    52   10/2012   $   34,000,000.00
    53   11/2012   $   34,000,000.00
    54   12/2012   $   34,000,000.00
    55   01/2013   $   34,000,000.00
    56   02/2013   $   34,000,000.00
    57   03/2013   $   33,273,157.83
    58   04/2013   $   32,564,607.37
    59   05/2013   $   31,730,226.79
    60   06/2013   $   31,013,309.39
    61   07/2013   $   30,170,787.72
    62   08/2013   $   29,445,413.55
    63   09/2013   $   28,716,108.55
    64   10/2013   $   27,861,533.64
    65   11/2013   $   27,123,638.91
    66   12/2013   $   26,260,706.12
    67   01/2014   $   25,514,129.43
    68   02/2014   $   24,763,506.53
    69   03/2014   $   23,646,936.62
    70   04/2014   $   22,886,175.05
    71   05/2014   $   22,000,992.59
    72   06/2014   $   21,231,303.44
    73   07/2014   $   20,337,434.37
    74   08/2014   $   19,488,031.19
    75   09/2014   $   18,807,774.97
    76   10/2014   $   18,017,015.71
    77   11/2014   $   17,328,740.35
    78   12/2014   $   16,530,178.17
    79   01/2015   $   15,833,797.11
    80   02/2015   $   15,133,621.77
    81   03/2015   $   14,111,178.67
    82   04/2015   $   13,401,602.74
    83   05/2015   $   12,582,314.30
    84   06/2015   $   11,864,402.65
    85   07/2015   $   11,037,003.25
    86   08/2015   $   10,310,665.90
    87   09/2015   $    9,580,370.33
    88   10/2015   $    8,740,920.91
    89   11/2015   $    8,002,065.95
    90   12/2015   $    7,154,287.92
    91   01/2016   $    6,406,781.15
    92   02/2016   $    5,655,200.33
    93   03/2016   $    4,690,555.97
    94   04/2016   $    3,929,611.86
    95   05/2016   $    3,060,340.23
    96   06/2016   $    2,290,505.77
    97   07/2016   $    1,412,583.51
    98   08/2016   $      633,762.71
    99   09/2016   $            0.00

----------
(1) Amounts may vary from actual amounts due to rounding.

APPENDIX B

  Loan                                                                     June 16    Prospectus
 Number                   Property Name                  Characteristic      FWP      Supplement
--------   -------------------------------------------   ---------------   -------    ----------
 3290251   550 West Jackson                              % of Loan Group       9.2%          9.3%
 3290251   550 West Jackson                              % of Pool             7.6%          7.7%
 3291754   Korman Somerset Apartments                    % of Pool             5.2%          5.3%
 3291622   IBP                                           % of Loan Group       7.0%          7.2%
 3291622   IBP                                           % of Pool             5.8%          5.9%
 3291622   IBP                                           TIC Structure          No           Yes
 3292992   Southern Cross Shopping Center                % of Loan Group       1.2%          1.3%
 3293883   Best Western Atlantic Beach                   % of Pool             0.5%          0.6%
 3292679   Republic Medical Office Building IV           % of Loan Group       0.3%          0.4%
 3293248   The Park in Pleasantville                     % of Loan Group       0.3%          0.4%
 3291697   Kaysville Business Park                       % of Pool             0.2%          0.3%
 3293305   Time Square & Union Square Building           % of Loan Group       0.2%          0.3%
 3292083   Military Plaza                                % of Pool             0.1%          0.2%
 3290707   Brentstone Apartments                         % of Pool             0.1%          0.2%
 3291515   Holiday Inn - Amherst                         % of Loan Group       0.8%          0.9%
20072355   Meridian Concourse Center                     % of Loan Group       1.5%          1.6%
20072434   Parker Aviation Air and Fuel                  % of Pool             1.1%          1.2%
20072389   Mojave 15                                     % of Pool             0.6%          0.7%
 3403313   The Village at Cascade Station                % of Loan Group       6.5%          6.6%
 3403313   The Village at Cascade Station                % of Pool             5.3%          5.4%
 3407568   Arundel Mills                                 % of Loan Group       6.0%          6.1%
 3407568   Arundel Mills                                 % of Pool             5.0%          5.1%
 3406477   Residence Inn - Irvine                        % of Loan Group       3.2%          3.3%
 3406477   Residence Inn - Irvine                        % of Pool             2.6%          2.7%
 3402521   Pecos I-215 II - Sansone Pecos                % of Pool             1.9%          2.0%
 3409202   Commonwealth Storage Facility                 % of Loan Group       2.2%          2.3%
 3409202   Commonwealth Storage Facility                 % of Pool             1.8%          1.9%
 3405213   Carlsbad Office Building                      % of Pool             1.5%          1.6%
 3407538   Holiday Inn Port of Miami Downtown            % of Pool             1.2%          1.3%
 3409055   Home Depot - 87th & Dan Ryan                  % of Pool             1.1%          1.2%
 3407645   Westwood Shopping Center                      % of Loan Group       0.4%          0.5%
 3409448   Checker Auto Parts                            % of Loan Group       0.1%          0.2%
   16720   Cameron Brook Apartments                      % of Pool             1.3%          1.4%
   15017   Sherman Place                                 % of Loan Group       0.8%          0.9%
    7759   Woodland Village- Bastrop                     % of Pool             0.3%          0.4%
 3290210   444 Oxford Valley Road                        % of Pool             0.6%          0.7%
 3409444   Apple Hotel Portfolio                         % of Loan Group      10.3%         10.5%
 3409444   Apple Hotel Portfolio                         % of Pool             8.5%          8.6%
 3409444   Hilton Garden Inn Westbury                    % of Loan Group       0.6%          0.7%
 3409444   Hilton Homewood Suites Albuquerque            % of Pool             0.2%          0.3%
 3409709   CVS - Indianapolis Portfolio - Indianapolis   % of Pool             0.1%          0.2%